Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John E. Peck

President and CEO (270) 885-1171

HOPFED BANCORP REPORTS SECOND QUARTER RESULTS

HOPKINSVILLE, Ky. (July 25, 2003) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the second quarter and the six-month period ended June 30, 2003. Net income for the second quarter ended June 30, 2003, was $490,000, or $0.13 per share, compared with net income of $1,225,000, or $0.34 per share, for the second quarter in 2002. Net income for the six months ended June 30, 2003, was $1,501,000, or $0.41 per share, compared with net income of $2,358,000, or $0.65 per share.

Second quarter net income declined due to two factors. First, the Company incurred a settlement expense to finalize the closing of its defined benefit plan. The settlement expense reduced current period net income by $528,000, net of taxes. Second, the Company has increased it provision for loan loss expense to $450,000 for the second quarter ended June 30, 2003, and $850,000 for the six-month period ended June 30, 2003. The Company’s provision for loan loss expense for the second quarter and six-month period ended June 30, 2002, was $90,000 and $180,000 respectively.

Commenting on the second quarter results, John E. Peck, president and chief executive officer, said, “The Company has made significant penetration with its checking account and internet banking products. As a result, non-interest income continues to improve. The Company’s mortgage origination business has also contributed significantly to our non-interest income.

“In addition, at June 30, 2003, total assets increased to $490.6 million compared with $427.5 million at December 31, 2002; deposits increased to $405.3 million compared with $353.7 million at December 31, 2002; while net loans increased to $319.4 million compared with $292.1 million at December 31, 2002.

“The Company’s decision to increase its funding of the allowance for loan loss account was due to several factors, the most important being the growth of the loan portfolio in the last two years. Local economic conditions also played a factor in our decision due to our proximity to the 101st Airborne Division of Fort Campbell. Despite these concerns, the Company’s total of non-performing loans at June 30, 2003, was $688,000 as compared to $988,000 for December 31, 2003.

“In September of 2003, Heritage Bank will open its new office in Calvert City, Kentucky. This new location will allow the Company to provide a higher quality level of service to its current and potential customers.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eight offices in western Kentucky and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization.

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HFBC Announces Second Quarter Results

July 25, 2003

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended June 30,
	2003	2002
Earnings Summary:
Net interest income	$3,079	$2,678
Provision for loan losses	450	90
Non-interest income	904	402
Non-interest expense	2,809	1,141

Income before taxes	724	1,849
Income tax expense	234	624

Net income	$490	$1,225

Earnings per share:
Basic and diluted	$0.13	$0.34

Weighted average shares outstanding
Basic	3,630	3,630

Diluted	3,654	3,637

	Six Months Ended June 30,
	2003	2002
Earnings Summary:
Net interest income	$5,968	$5,216
Provision for loan losses	850	180
Non-interest income	1,920	838
Non-interest expense	4,835	2,277

Income before taxes	2,203	3,597
Income tax expense	702	1,239

Net income	$1,501	$2,358

Earnings per share:
Basic and diluted	$0.41	$0.65

Weighted average shares outstanding
Basic	3,630	3,631

Diluted	3,651	3,636

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HFBC Announces Second Quarter Results

July 25, 2003

	As of June 30, 2003	As of Dec. 31, 2002
Balance Sheet Data:
Total assets	$490,596	$427,502
Loans receivable, net	319,429	292,095
Total deposits	405,292	353,655
Shareholders’ equity	47,428	46,878
Book value per share	$13.06	$12.91

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